Consent of Independent Registered Public Accounting Firm


To the Board of Directors
American Water Star, Inc.


We consent to the incorporation by reference in the Registration Statement of American Water Star, Inc., on Form S-8 to be filed with the Commission on or about July 18, 2005 of our Independent Auditors' Report dated June 2, 2005 covering the consolidated financial statements of American Water Star, Inc. for the year ended December 31, 2004, which is in its Form 10-KSB for the fiscal year ended December 31, 2004.


/s/ Weater & Martin, LLC
Weaver & Martin, LLC
CERTIFIED PUBLIC ACCOUNTANTS

Kansas City, Missouri
July 15, 2005